Exhibit 99.2

THE ELMET GROUP CO.

FORM OF

COMPENSATION COMMITTEE CHARTER

Adopted: [    ], 2026

I. Purpose

The Compensation Committee (“Committee”) of the Board of Directors (“Board”) of The Elmet Group Co., a Delaware corporation (“Company”), is appointed by the Board to: (a) assist the Board in discharging its responsibilities relating to the compensation of the Company’s directors and executive officers; and (b) produce an annual report on executive officer compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations. The Committee shall undertake those specific duties and responsibilities enumerated below, and such other duties as the Board may from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Company’s bylaws and by applicable law, each as amended and/or restated from time to time.

II. Committee Membership

Committee members shall be appointed by the Board and shall serve until their respective successors are duly elected and qualified or until their earlier resignation, disqualification, retirement, death or removal. Committee members may be removed at any time by the Board. Committee members may resign from the Committee at any time without resigning from the Board.

The Committee shall consist of no fewer than two (2) members of the Board. Each member of the Committee shall meet the independence requirements of the Nasdaq Stock Market (“Nasdaq”), the definition of a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the requirements of Section 162(m) of the Internal Revenue Code for “outside directors,” and any other applicable regulatory requirements.

III. Structure and Meetings

The Committee shall conduct its business in accordance with this Charter, the Company’s bylaws (as amended and/or restated from time to time) and any direction by the Board. The Board may appoint a member of the Committee to serve as the chairperson of the Committee (“Chair”); if the Board does not appoint a Chair, the Committee members may designate a Chair by their majority vote. The Chair will set the agenda for Committee meetings and conduct the proceedings of those meetings.

The Committee shall meet from time to time at a time and place to be determined by the Chair, with meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its Chair. Members of the Committee may participate in a meeting of the Committee by means of telephone or video conference or other methods of simultaneous communication by electronic, audio, audio-visual or other similar means or other technology by which all Committee members participating in the meeting are able to hear and be heard by or to communicate with all the other Committee members participating, and such participation shall constitute presence in person at such meeting.

The Chair will preside at each meeting and will set the agenda of items to be addressed at each meeting. The Chair (or other member designated by the Chair or the Committee in the Chair’s absence) shall regularly report to the full Board on the proceedings and any actions that the Committee takes. The Committee will maintain written minutes of its meetings, which minutes will be maintained with the books and records of the Company.

As necessary or desirable, the Chair may invite any director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Committee, to be present at the meetings of the Committee, consistent with the maintenance of confidentiality of compensation discussions. The Company’s Chief Executive Officer (or President, if the President is then serving as the principal executive officer of the Company) (“CEO”) should not be present during voting or deliberations on the CEO’s compensation.

IV. Committee Authority and Responsibilities

The Committee shall:

4.1 Review and approve the Company’s compensation programs and arrangements applicable to its executive officers, including without limitation salary, incentive compensation, equity compensation and perquisite programs, and amounts to be awarded or paid to individual officers under those programs and arrangements, or make recommendations to the Board regarding approval of the same. Without limiting the generality of the foregoing and subject always to applicable law and the bylaws, the Committee shall review and approve all other employment-related contracts, agreements or arrangements between the Company and its officers and all other contracts, agreements or arrangements under which compensatory benefits are awarded or paid to, or earned or received by, the Company’s officers, including, without limitation, employment, severance, change of control and similar agreements or arrangements.

4.2 Determine the objectives of the Company’s executive officer compensation programs, identify what the programs are designed to reward, and modify (or recommend that the Board modify) the programs as necessary and consistent with such objectives and intended rewards.

4.3 Ensure appropriate corporate performance measures and goals regarding executive officer compensation are set and determine the extent to which they are achieved and any related compensation earned.

4.4 Consistent with the foregoing, at least annually review and approve the Company’s goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of such goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee will consider the Company’s performance and the value of similar incentive awards received by CEOs at companies of comparable size and comparable industries. Once the Company is no longer considered an emerging growth company, in evaluating and determining CEO compensation, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act.

4.5 Review and approve any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained. In reviewing and making recommendations regarding equity compensation plans, including whether to adopt, amend or terminate any such plans, the Committee shall consider the results of the most recent Say on Pay Vote.

4.6 Review and approve any stock option award or any other type of equity-based or equity-linked award as may be required for complying with any tax, securities, or other regulatory (including Nasdaq) requirement, or otherwise determined to be appropriate or desirable by the Committee or Board.

4.7 If required, review and discuss with the Company’s named executive officers and their employee designees (referred to herein as “management”) the “Compensation Discussion and Analysis” required to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”), and recommend to the Board whether to include such “Compensation Discussion and Analysis” in such proxy statement or annual report.

4.8 If required, produce a Committee report on executive officer compensation, to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the Commission.

4.9 Review and discuss any compensation-related risk disclosures that may be required in the Company’s annual proxy statement or Annual Report on Form 10-K regarding such risks.

4.10 Oversee the Company’s submissions to a stockholder vote on executive compensation matters, including Say on Pay Votes and the frequency of Say on Pay Votes, incentive and other executive compensation plans, and amendments to such plans. Review the results of stockholder votes on executive compensation matters and to the extent the Committee determines it appropriate to do so, take such results into consideration in connection with the review and approval of executive officers’ compensation. Discuss with management the appropriate engagement with stockholders and proxy advisory firms in response to such votes.

4.11 Perform such other functions and have such other powers consistent with this Charter, the Company’s bylaws and applicable law as the Committee or the Board may deem appropriate.

V. Performance Evaluation

The Committee shall annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval. The Committee shall also perform an annual evaluation of its own performance, which shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make this report.

VI. Committee Resources; Assessing Advisor Independence

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain and terminate independent legal counsel and other experts or consultants, as it deems appropriate, without seeking approval of the Board or management, including the authority to approve the fees payable to such counsel, experts or consultants and any other term of retention. The Committee also shall have the sole authority to retain and and/or replace, as needed, compensation consultants to provide independent advice to the Committee, and the sole authority to approve such consultants’ fees and other terms and conditions of retention. The Company shall provide for appropriate funding for the payment of administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee may select a compensation consultant, legal counsel or other adviser to the Committee only after taking into consideration all factors relevant to that person’s independence from management, including the following:

6.1 The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

6.2 The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

6.3 The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

6.4 Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

6.5 Any securities of the Company owned by the compensation consultant, legal counsel or other adviser; and

6.6 Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

The Committee shall conduct the independence assessment with respect to any compensation consultant, legal counsel or other adviser that provides advice to the Committee, other than: (i) in-house legal counsel; and (ii) any compensation consultant, legal counsel or other adviser whose role is limited to the following activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K promulgated by the Commission: consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees; or providing information that either is not customized for the Company or that is customized based on parameters that are not developed by the compensation adviser, and about which the compensation advisor does not provide advice.

Nothing herein requires a compensation consultant, legal counsel or other compensation adviser to be independent, only that the Committee consider the enumerated independence factors before selecting or receiving advice from a compensation consultant, legal counsel or other compensation adviser. The Committee may select or receive advice from any compensation consultant, legal counsel or other compensation adviser it prefers, including ones that are not independent, after considering the six independence factors outlined above.

Nothing herein shall be construed: (1) to require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the Committee; or (2) to affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

VII. Impact of Charter

This Charter does not change or augment the obligations of the Company, the Board, the Committee or its directors or management under the federal or state securities laws or create new standards for determining whether the Board, the Committee or the Company’s directors or management have fulfilled their duties, including fiduciary duties, under applicable law.

VIII. Clawback Requirements

To the extent that the Company continues to be listed on an exchange on which securities are traded and subject to Rule 10D-1 of the Exchange Act, the Committee shall be responsible for the implementation and enforcement of the Company’s executive compensation clawback policy and related laws, rules and regulations, including determining what constitutes “incentive-based compensation” and, if a clawback is triggered due to a financial statement restatement, the amount of any clawback, or other financial statement change.

IX. Disclosure of Charter

This Charter and any amendments or restatements to this Charter will be made available on the Company’s website.

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